Exhibit 10.1

SHAREHOLDERS AGREEMENT

BY AND AMONG

CUSHMAN & WAKEFIELD PLC

AND

THE SHAREHOLDERS PARTY HERETO

DATED AS OF AUGUST 6, 2018

i

This SHAREHOLDERS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of August 6, 2018, is made by and among:

i.     Cushman & Wakefield plc, a public limited company incorporated in England and Wales with registered number 11414195 (the “Company”);

ii.    TPG Drone Investment, L.P. (“TPG Drone Investment”) and TPG Drone Co-Invest, L.P. (“TPG Drone Co-Invest” and, together with TPG Drone Investment and their Affiliates, “TPG”);

iii.   PAGAC Drone Holding I LP (together with its Affiliates, “PAG”);

iv.   2339532 Ontario Limited and Ontario Teachers’ Pension Plan Board (together with their respective Affiliates, “OTPP”)

v.    DTZ Investment Holdings LP (“DTZ LP”); and

vi.   such other Persons who from time to time become party hereto by executing a counterpart signature page hereof and are designated by the Board (as defined below) as “Other Shareholders” (the “Other Shareholders” and, together with TPG, PAG and OTPP, the “Shareholders”).

RECITALS

WHEREAS, on November 3, 2014, TPG Asia VI SF Pte. Ltd., PAG, OTPP, DTZ Investment Holdings GenPar LLP (the “LLP”), DTZ LP, DTZ Jersey Holdings Limited (“Drone TopCo”) and Fairway Trust Limited (the “Designated Partner”) entered into the First Amended and Restated Limited Liability Partnership Agreement relating to DTZ Investment Holdings GenPar LLP, as amended by an amendment agreement, dated March 22, 2017 between TPG Drone Investment, L.P., PAG, OTPP, the LLP, the DTZ LP, Drone TopCo and the Designated Partner, which contained certain enumerated governance rights;

WHEREAS, on July 6, 2018, FTL Nominees 2 Limited, a Jersey company, on behalf of DTZ LP, exchanged all of the shares it held in Drone TopCo for depositary receipts issued by a nominee of Computershare Trust Company, N.A. in respect of newly issued ordinary shares, with a nominal value of $0.10, of Cushman & Wakefield Limited, a private limited company under the laws of England and Wales (now known as the Company);

WHEREAS, on July 6, 2018, Drone TopCo distributed and transferred its shares in DTZ UK Guarantor Limited to Cushman & Wakefield Limited, after which it intended to commence a summary winding-up procedure under the laws of Jersey;

WHEREAS, on July 19, 2018, Cushman & Wakefield Limited re-registered as a public limited company under the laws of England and Wales;

WHEREAS, on August 1, 2018, the Company priced an initial public offering (the “IPO”) of the Company’s ordinary shares (the “Ordinary Shares”), pursuant to an Underwriting Agreement dated August 1, 2018 (the “Underwriting Agreement”); and

WHEREAS, the parties hereto desire to provide for certain governance rights and other matters, and to set forth the respective rights and obligations of the Shareholders following the IPO.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1     Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person; provided that the Company, and each of its subsidiaries shall not be deemed to be Affiliates of TPG, PAG, OTPP or DTZ LP; and provided further that any portfolio companies of any Sponsor shall not be considered “Affiliates” hereunder. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through beneficial ownership of voting securities, by contract or otherwise.

“Affiliated Person” has the meaning set forth in Section 4.5(a).

“Agreement” has the meaning set forth in the Preamble.

“Acquired Knowledge” has the meaning set forth in Section 4.3(a).

“beneficially own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided that, prior to the distribution by DTZ LP to the Sponsors of all of their respective shares in the Company, a Sponsor will be deemed to beneficially own, in addition to the shares it owns directly, the shares in DTZ LP attributable to such Sponsor; and provided further that, after such a distribution by DTZ LP of all or any portion of their respective shares in the Company, a Sponsor will not be deemed to beneficially own the shares held by the other Sponsors solely as a result of entering into this Agreement.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York, New York.

“Chief Executive Officer” means the chief executive officer of the Company then in office.

“Closing” means the closing of the IPO.

“Company” has the meaning set forth in the Preamble.

“Company Articles” means the articles of association of the Company in effect on the date hereof, as may be amended from time to time.

“Company Shares” means (i) all Ordinary Shares outstanding at the time of determination, (ii) all Ordinary Shares issuable upon exercise, conversion or exchange of any option, warrant or convertible security and (iii) all Ordinary Shares directly or indirectly issued or issuable with respect to the securities referred to in clauses (i) or (ii) above by way of unit or stock dividend or unit or stock split, or in connection with a combination of units or shares, recapitalization, merger, consolidation or other reorganization.

“Consolidation Order” has the meaning set forth in Section 4.12(i).

“Coordination Agreement” means the Coordination Agreement, by and among TPG Drone Investment, TPG Drone Co-Invest, PAG and OTPP, dated as of the date hereof, as amended, modified or supplemented from time to time.

“Corporate Opportunity” means (i) an investment or business opportunity or activity, including without limitation those that might be considered the same as or similar to the Company’s business or the business of any Affiliate or any direct or indirect subsidiary of the Company, including those deemed to be competing with the Company or any Affiliate or any direct or indirect subsidiary of the Company, or (ii) a prospective economic or competitive advantage in which the Company or any Affiliate or any direct or indirect subsidiary of the Company could have an interest or expectancy. In addition to and notwithstanding the foregoing, a Corporate Opportunity shall not be deemed to be a potential opportunity for the Company or any Affiliates or any direct or indirect subsidiary if it is a business opportunity that (i) the Company, Affiliate or direct or indirect subsidiary, as applicable, is not financially able or contractually permitted or legally able to undertake, (ii) from its nature, is not in the line of the Company’s, Affiliate’s or direct or indirect subsidiary’s, as applicable, business or is of no practical advantage to it or (iii) is one in which the Company, Affiliate or direct or indirect subsidiary, as applicable, has no interest or reasonable expectancy.

“Designated Partner” has the meaning set forth in the Recitals.

“Dispute” has the meaning set forth in Section 4.12(a).

“Drone TopCo” has the meaning set forth in the Recitals.

“DTZ LP” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Fund Indemnitors” has the meaning set forth in Section 3.1(n).

“ICC Court” has the meaning set forth in Section 4.12(a).

“ICC Rules” has the meaning set forth in Section 4.12(a).

“Indemnification Agreement” has the meaning set forth in Section 3.1(n).

“Indemnitee” has the meaning set forth in Section 3.1(n).

“Independent Director” means a director that satisfies both (a) the requirements to qualify as an “independent director” under the stock exchange rules of the stock exchange on which the Ordinary Shares are then-currently listed and (b) the independence criteria set forth in Rule 10A-3 under the Exchange Act, as amended from time to time.

“IPO” has the meaning set forth in the Recitals.

“Majority in Interest” means, with respect to the Shareholders or any subset thereof, Shareholders who beneficially own a majority of Company Shares held by the Shareholders or such subset of Shareholders, as applicable.

“Necessary Action” means, with respect to a specified result, all actions necessary (subject to Section 4.14(b)), to the fullest extent permitted by applicable law, to cause such result, including, without limitation, (i) voting or providing a written consent or proxy with respect to the Company Shares, (ii) causing the adoption of shareholders’ resolutions and amendments to the organizational documents of the Company, (iii) in the case of each Sponsor, exercising its rights as limited partners of DTZ LP and as limited liability partners of the LLP to cause DTZ LP and the LLP, respectively, to take all actions necessary to achieve such result; (iv) in the case of each Sponsor, causing its Sponsor Directors (subject to any fiduciary duties that such Sponsor Directors may have as directors of the Company) to act in a certain manner or causing them to be removed in the event they do not act in such a manner; (v) executing agreements and instruments, and (vi) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Ordinary Shares” has the meaning set forth in the Recitals.

“Other Shareholders” has the meaning set forth in the Preamble.

“OTPP” has the meaning set forth in the Preamble, it being understood that prior to the distribution, directly or indirectly, by 2339532 Ontario Limited of all of its Company Shares to Ontario Teachers’ Pension Plan Board, including through one or more of its Affiliates, “OTPP” shall refer to 2339532 Ontario Limited and Ontario Teachers’ Pension Plan Board and after such distribution “OTPP” shall refer to Ontario Teachers’ Pension Plan Board and any such Affiliates holding Company Shares.

“OTPP Designee” has the meaning set forth in Section 3.1(d).

“OTPP Director” has the meaning set forth in Section 3.1(a).

“PAG” has the meaning set forth in the Preamble.

“PAG Designee” has the meaning set forth in Section 3.1(c).

“PAG Director” has the meaning set forth in Section 3.1(a).

“Person” means any individual, partnership, limited liability company, corporation, trust, association, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Shareholders” has the meaning set forth in the Preamble.

“Sponsor Affiliated Person” means each of TPG, PAG, OTPP and DTZ LP and all of their respective partners, principals, directors, officers, members, managers, managing directors, advisors, consultants and employees, Affiliates, the Sponsor Directors, or any officer of the Company that is an Affiliate of the Sponsors.

“Sponsor Confidential Information” has the meaning set forth in Section 4.5(a).

“Sponsor Designee” has the meaning set forth in Section 3.1(d).

“Sponsor Director” has the meaning set forth in Section 3.1(a).

“Sponsors” mean each of TPG, PAG and OTPP.

“TPG” has the meaning set forth in the Preamble.

“TPG Designee” has the meaning set forth in Section 3.1(b).

“TPG Director” has the meaning set forth in Section 3.1(a).

“TPG Drone Co-Invest” has the meaning set forth in the Preamble.

“TPG Drone Investment” has the meaning set forth in the Preamble.

“Unaffiliated Director” has the meaning set forth in Section 3.1(a).

“Underwriting Agreement” has the meaning set forth in the Recitals.

Section 1.2     Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

The term “including” is not limiting and means “including without limitation.”

The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement:

Section 2.1     Existence; Authority; Enforceability. Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action on the part of its board of directors (or equivalent) and shareholders (or other holders of equity interests), if required, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

Section 2.2     Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such party, (b) result in any violation, breach, conflict, default or an event of default (or an event which with notice, lapse of time, or both, would constitute a default or an event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected, or (c) violate, in any material respect, any law applicable to such party.

Section 2.3     Consents. Other than as expressly required herein or any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration,

license or declaration is required to be made or obtained by such party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

ARTICLE III

GOVERNANCE

Section 3.1     The Board.

(a) Composition of the Board. Prior to Closing, the Company, DTZ LP and the Shareholders shall take all Necessary Action to cause the Board to be comprised of seven (7) directors, (i) two (2) of whom shall be designated by TPG (including any other directors designated by TPG and elected to the Board pursuant to Section 3.1(b) or (f) below, each, a “TPG Director”), (ii) two (2) of whom shall be designated by PAG (including any other directors designated by PAG and elected to the Board pursuant to Section 3.1(c) or (f) below, each, a “PAG Director”), (iii) one (1) of whom shall be designated by OTPP (including any other director designated by OTPP and elected to the Board pursuant to Section 3.1(d) or (f) below, an “OTPP Director” and, together with each TPG Director and PAG Director, the “Sponsor Directors”), (iv) one (1) of whom shall be the Chief Executive Officer, and (v) one (1) of whom shall satisfy the requirements to qualify as an Independent Director and whom shall be jointly designated for nomination by the Sponsors.

The foregoing directors shall be divided into three classes of directors, each of whose members shall serve for staggered three-year terms as follows:

(1)	the class I directors shall include Jonathan Coslet (designated by TPG) and Elaine Chen (designated by PAG);

(2)	the class II directors shall include Brett White and Billie Williamson; and

(3)	the class III directors shall include Timothy Dattels (designated by TPG), Lincoln Pan (designated by PAG) and Raju Ruparelia (designated by OTPP).

The initial term of the class I directors shall expire at the Company’s 2019 annual general meeting of shareholders; the initial term of the class II directors shall expire at the Company’s 2020 annual general meeting of shareholders; and the initial term of the class III directors shall expire at the Company’s 2021 annual general meeting of shareholders, in each case subject to the applicable thresholds described in Section 3.1(b), (c) and (d) below.

Subject to the Company Articles, a director shall remain a member of the class of directors to which he or she was assigned in accordance with this Section 3.1(a). The initial terms of each class of directors shall expire as set forth in this Section 3.1(a), subject to such director’s earlier death, resignation, disqualification or removal. Subject to any fiduciary duties that any Sponsor Director may have as a director of the Company and the provisions of Section 3.1(f) below, the Sponsors agree to procure that their respective Sponsor Directors do not vote to remove another Sponsor Director from the Board.

After Closing, if determined by the Sponsors or to comply with stock exchange independence requirements, up to two (2) additional directors satisfying the requirements to qualify as an Independent Director may be appointed by a majority of the Board (each, an “Unaffiliated Director”).

The Board shall consist of seven (7) directors until the earlier of (i) such time as a majority of directors vote to expand the board, including at such times as necessary to add one or more Independent Directors to satisfy requirements under applicable stock exchange rules for independent audit committee members, and including in accordance with the foregoing paragraph, and (ii) the Sponsors’ beneficial ownership percentage collectively falls below 50% of the total Ordinary Shares outstanding at Closing, at which time the Company and the Shareholders shall take all Necessary Action to cause the Board to act to increase the number of directors to nine (9), including action to fill vacancies, if any, created by such increase.

(b) TPG Representation. At each applicable annual or special meeting of shareholders at which directors are to be elected, there shall be included in the slate of nominees recommended by the Board for election as directors that number of individuals designated by TPG (each, a “TPG Designee”) that, if elected, will result in TPG having two (2) TPG Directors; provided, however, that (A) if TPG, in the aggregate, beneficially owns, as of the date that is 120 days before the date of such annual or special meeting of shareholders, less than 7.5% of the Ordinary Shares outstanding as of Closing, then one (1) TPG Director must offer to tender his or her resignation in connection with such meeting and, with respect to such meeting and subsequent meetings, the number of TPG Designees shall be reduced to one (1) TPG Designee; and (B) if TPG, in the aggregate, beneficially owns, as of the date that is 120 days before the date of such annual or special meeting of shareholders, less than 2.5% of the Ordinary Shares outstanding as of Closing, then the remaining TPG Director must offer to tender his or her resignation in connection with such meeting and, with respect to such meeting and subsequent meetings, TPG shall have no right to designate a TPG Designee. In the event that any TPG Director offers to tender his or her resignation, the Board shall use its discretion as to whether to accept such resignation and, if the Board chooses to accept such resignation, such TPG Director shall resign.

(c) PAG Representation. At each applicable annual or special meeting of shareholders at which directors are to be elected, there shall be included in the slate of nominees recommended by the Board for election as directors that number of individuals designated by PAG (each, a “PAG Designee”) that, if elected, will result in PAG having two (2) PAG Directors; provided, however, that (A) if PAG, in the aggregate, beneficially owns, as of the date that is 120 days before the date of such annual or special meeting of shareholders, less than 7.5% of the Ordinary Shares outstanding as of Closing, then one (1) PAG Director must offer to tender his or her resignation in connection with such meeting and, with respect to such meeting and subsequent meetings, the number of PAG Designees shall be reduced to one (1) PAG Designee; and (B) if PAG, in the aggregate, beneficially owns, as of the date that is 120 days before the date of such annual or special meeting of shareholders, less than 2.5% of the Ordinary Shares outstanding as of Closing, then the remaining PAG Director must offer to tender his or her resignation in connection with such meeting and, with respect to such meeting and subsequent meetings, PAG shall have no right to designate a PAG Designee. In the event that any PAG Director offers to tender his or her resignation, the Board shall use its discretion as to whether to accept such resignation and, if the Board chooses to accept such resignation, such PAG Director shall resign.

(d) OTPP Representation. At each applicable annual or special meeting of shareholders at which directors are to be elected, there shall be included in the slate of nominees recommended by the Board for election as directors that number of individuals designated by OTPP (each, an “OTPP Designee” and, together with each TPG Designee and PAG Designee, the “Sponsor Designees”) that, if elected, will result in OTPP having one (1) OTPP Director; provided, however, that if OTPP, in the aggregate, beneficially owns, as of the date that is 120 days before the date of such annual or special meeting of shareholders, less than 2.5% of the Ordinary Shares outstanding as of Closing, then the OTPP Director must offer to tender his or her resignation in connection with such meeting and, with respect to such meeting and subsequent meetings, OTPP shall have no right to designate a OTPP Designee. In the event that the OTPP Director offers to tender his or her resignation, the Board shall use its discretion as to whether to accept such resignation and, if the Board chooses to accept such resignation, the OTPP Director shall resign.

(e) CEO Representation. Subject to the penultimate sentence of Section 3.1(f), if the term of the Chief Executive Officer as a director on the Board is to expire in conjunction with any annual or special meeting of shareholders at which directors are to be elected, the Chief Executive Officer shall be included in the slate of nominees recommended by the Board for election.

(f) Vacancies. Except as provided for in Sections 3.1(b), (c) and (d) and to the extent not inconsistent with the Company Articles, (i) each Sponsor shall have the exclusive right to remove its Sponsor Directors from the Board, and the Board and the other Sponsors shall, at the request of such Sponsor, take all Necessary Action to cause the removal of any Sponsor Director nominated by such Sponsor and (ii) each Sponsor shall have the exclusive right to designate for election to the Board directors to fill vacancies created by reason of death, removal or resignation of its Sponsor Directors, and the Board and the other Sponsors shall, at the request of such Sponsor, take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by such Sponsor as promptly as reasonably practicable; provided, that, for the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, a Sponsor shall not have the right to designate a replacement director, and the Board and the Sponsors shall not be required to take any action to cause any vacancy to be filled with any Sponsor Designee, to the extent that election or appointment of such Sponsor Designee to the Board would result in a number of directors designated by a Sponsor in excess of the number of directors that such Sponsor is then entitled to designate for membership on the Board pursuant to Section 3.1(b), (c) or (d), as applicable. If the Chief Executive Officer resigns or is terminated for any reason, the Board and the Sponsors shall take all Necessary Action to remove the Chief Executive Officer from the Board and fill such vacancy with the next Chief Executive Officer in office. If any Independent Director resigns or is terminated for any reason, the Sponsors shall take all Necessary Action to fill such vacancy with another Independent Director who shall be appointed by a majority of the Board.

(g) Additional Unaffiliated Directors. For so long as the Sponsors each have the right to designate at least one (1) director for nomination under this Agreement, the Company and the

Sponsors will take all Necessary Action to ensure that the number of directors serving on the Board shall not exceed nine (9) (or, after a majority of the directors vote to further expand the Board, eleven (11)) and shall be no fewer than five (5).

(h) Approval Rights. Any amendment to the organizational documents of the Company that would have a disproportionally adverse and material effect on TPG, PAG or OTPP (other than as a result of disparate share ownership) shall require approval by the Board, including the affirmative vote of a majority of the Sponsor Directors for so long as at least one (1) Sponsor Director is on the Board and the affirmative vote of at least one (1) of the Sponsor Directors representing each of the Sponsor(s) so adversely affected for so long as at least one (1) Sponsor Director of such adversely affected Sponsor is on the Board. The parties hereto agree not to vote in favor of any amendment that does not have the requisite Board approval.

(i) Committees. Subject in each case to applicable laws and stock exchange regulations, (i) TPG shall have the right to have a representative appointed to serve on each committee of the Board for so long as TPG has the right to designate at least one (1) director for election to the Board, (ii) PAG shall have the right to have a representative appointed to serve on each committee of the Board for so long as PAG has the right to designate at least one (1) director for election to the Board and (iii) OTPP shall have the right to have a representative appointed to serve on each of the Nominating and Governance Committee and the Compensation Committee of the Board for so long as OTPP has the right to designate at least one (1) director for election to the Board. Subject in each case to applicable laws and stock exchange regulations, each Sponsor shall have the right to have a representative appointed as an observer to any committee of the Board to which such Sponsor (i) has not appointed a representative or (ii) is prohibited by applicable laws or stock exchange regulations from having a representative appointed, in each case for so long as such Sponsor has the right to designate at least one (1) director for nomination under this Agreement.

(j) Reimbursement of Expenses. The Company shall reimburse each Sponsor Director and Sponsor Designee for all reasonable and documented out-of-pocket expenses incurred in connection with such director’s or designee’s participation in the meetings of the Board or any committee of the Board, including all reasonable and documented travel, lodging and meal expenses.

(k) Nomination. With respect to any Sponsor Designee, the Company and the Sponsors shall take all Necessary Action to cause the Board and Nominating and Governance Committee to, if applicable, (i) include such Sponsor Designee in the slate of nominees recommended by the Board for the applicable class of directors for election by the shareholders of the Company or (ii) appoint such Sponsor Designee to fill a vacancy on the Board created by the departure of a Sponsor Director. The Company agrees to take all Necessary Action to include such Sponsor Designee in the applicable proxy statement for such shareholder meeting.

(l) Loss of Controlled Company Exemption. Within one (1) year (or any shorter period that may be required by applicable law or by the applicable rules and regulations of the Securities and Exchange Commission or the applicable stock exchange on which the Company Shares are listed) after the Company ceases to qualify as a “controlled company” as defined by the applicable stock exchange rules on which the Company Shares are then-currently listed, the

Sponsors shall take all Necessary Action to ensure that a sufficient number of the Sponsor Directors qualify as “independent directors” as defined by the applicable stock exchange rules to ensure that the Board complies with stock exchange independence requirements.

(m) D&O Insurance. The Company shall obtain customary director and officer indemnity insurance on commercially reasonable terms for each of its directors, and the Sponsor Directors shall also be provided the benefit of customary director indemnity agreements.

(n) Indemnification Priority. The Company hereby acknowledges that, in addition to the rights provided to each Sponsor Director or other indemnified person covered by any such indemnity insurance policy (any such Person, an “Indemnitee”) or any indemnification agreement that such Indemnitee may enter into with the Company from time to time (the “Indemnification Agreements”), the Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Sponsors or one or more of their respective Affiliates (collectively, the “Fund Indemnitors”). Notwithstanding anything to the contrary in any of the Indemnification Agreements or this Agreement, the Company hereby agrees that, to the fullest extent permitted by law, with respect to its indemnification and advancement obligations to the Indemnitees under the Indemnification Agreements, this Agreement or otherwise, the Company (i) is the indemnitor of first resort (i.e., its and its insurers’ obligations to advance expenses and to indemnify the Indemnitees are primary and any obligation of the Fund Indemnitors or their insurers to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any of the Indemnitees is secondary and excess), (ii) shall be required to advance the full amount of expenses incurred by each Indemnitee and shall be liable for the full amount of all losses of each Indemnitee or on his, her or its behalf to the extent legally permitted and as required by this Agreement and the Indemnification Agreements, without regard to any rights such Indemnitees may have against the Fund Indemnitors or their insurers, and (iii) irrevocably waives and relinquishes, and releases the Fund Indemnitors and such insurers from, any and all claims against the Fund Indemnitors or such insurers for contribution, subrogation or any other recovery of any kind in respect thereof. In furtherance and not in limitation of the foregoing, the Company agrees that in the event that any Fund Indemnitor or its insurer should advance any expenses or make any payment to any Indemnitee for matters subject to advancement or indemnification by the Company pursuant to this Agreement or otherwise, the Company shall promptly reimburse such Fund Indemnitor or insurer and that such Fund Indemnitor or insurer shall be subrogated to all of the claims or rights of such Indemnitee under the Indemnification Agreements, this Agreement or otherwise, including to the payment of expenses in an action to collect. The Company agrees that any Fund Indemnitor or insurer thereof not a party hereto shall be an express third party beneficiary of this Section 3.1(n), able to enforce such clause according to its terms as if it were a party hereto. Nothing contained in the Indemnification Agreements is intended to limit the scope of this Section 3.1(n) or the other terms set forth in this Agreement or the rights of the Fund Indemnitors or their insurers hereunder.

(o) Voting Agreement. Subject to Section 4.14(b), the Sponsors each hereby agree to vote all Company Shares beneficially owned by such Sponsor at each annual or other meeting of the Company at which directors of the Company are to be elected, in favor of, or to take other Necessary Action and the Company agrees to take all Necessary Action to cause the election as members of the Board of Directors of those individuals described in Section 3.1(b), (c) and (d) in accordance with, and otherwise to achieve the composition of the Board of Directors and effect the intent of, the provisions of this Section 3.1; provided, however, the requirements of this Section 3.1(o) shall cease (i) with respect to each Sponsor, upon the earlier to occur of the date on which (A) such Sponsor ceases to have the right, in accordance with this Section 3.1, to designate a director for nomination to the Board of Directors and (B) the Sponsors mutually agree to terminate the requirement to effect the requirements set forth in this Section 3.1(o).

(p) Subsidiaries. The composition of the boards of directors and committees of all other subsidiaries of the Company shall be as determined by the Board.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1     Company Articles. In the event of any conflict between the terms of this Agreement and the Company Articles then, as between the parties hereto, the terms of this Agreement shall prevail.

Section 4.2     Trading Windows. The Company shall (i) use its reasonable best efforts to notify each Sponsor of each “closing” and “opening” date under the trading windows established by the Company’s insider trading policy, in each case, at least three (3) Business Days prior to each such date and (ii), at the request of any Sponsor, confirm to the requesting Sponsor whether a trading window is open at such time.

Section 4.3     Corporate Opportunities.

(a) In recognition and anticipation that the Sponsor Affiliated Persons (i) currently or may in the future serve as directors, officers or agents of the Company or its direct or indirect subsidiaries, (ii) currently or may in the future have access to information about the Company and its direct or indirect subsidiaries that may, to the fullest extent permitted by applicable law, enhance each such Sponsor Affiliated Person’s knowledge and understanding of (A) the industries in which the Company and its direct and indirect subsidiaries operate, (B) the activities in which the Company and its direct or indirect subsidiaries now engage, may continue to engage or may in the future engage (which shall include, without limitation, other business activities that overlap with or compete with those in which the Company and its Affiliates and its direct or indirect subsidiaries may engage directly or indirectly) or (C) related lines of business in which the Company or its direct or indirect subsidiaries may engage directly or indirectly (collectively, “Acquired Knowledge”) and (iii) currently or may in the future have an interest in the same or similar areas of corporate opportunity as the Company or its direct or indirect subsidiaries may have an interest directly or indirectly, the provisions of this Section 4.3 are set forth to regulate and define, to the fullest extent permitted by applicable law, the conduct of certain affairs of the Company and its direct or indirect subsidiaries with respect to certain classes or categories of business opportunities as they may involve a Sponsor Affiliated Person, and the powers, rights, duties and liabilities of the Company and its direct or indirect subsidiaries and their respective direct or indirect partners, members, and shareholders in connection therewith.

(b) Notwithstanding any provision of this Agreement to the contrary, to the fullest extent permitted by applicable law, if any Sponsor Affiliated Person acquires knowledge of a potential Corporate Opportunity or otherwise is then exploiting any Corporate Opportunity, the Company and its Affiliates and its direct or indirect subsidiaries shall have no interest or expectancy in such Corporate Opportunity, or in being offered an opportunity to participate in such Corporate Opportunity, and any interest or expectancy in any Corporate Opportunity or any expectation in being offered the opportunity to participate in any Corporate Opportunity is hereby renounced and waived so that, such Sponsor Affiliated Person, to the fullest extent permitted by applicable law, (i) shall have no duty (fiduciary, statutory, contractual or otherwise) to communicate or present such Corporate Opportunity to the Company or any of its Affiliates or any of its direct or indirect subsidiaries or any shareholder of the Company; (ii) shall have the right to hold or pursue, directly or indirectly, any such Corporate Opportunity for the Sponsor’s own account and benefit or the Sponsor may direct such Corporate Opportunity to another person (including any Sponsor Affiliated Persons); and (iii) shall not be liable to the Company, any of its Affiliates or any of its direct or indirect subsidiaries, their respective Affiliates or their respective direct or indirect partners, members, or shareholder, for breach of any duty (fiduciary, statutory, contractual or otherwise) as a shareholder, director or officer of the Company or otherwise by reason of the fact that it pursues or acquires such Corporate Opportunity, directs such Corporate Opportunity to another person or does not communicate information regarding such Corporate Opportunity to the Company or any of its Affiliates or any of its direct or indirect subsidiaries.

(c) The Company hereby expressly acknowledges and agrees that each of the Sponsors, their Affiliates and affiliated investment funds and any Sponsor Affiliated Person, has the right to, and shall have no duty (fiduciary, statutory, contractual or otherwise) not to, (i) directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its direct or indirect subsidiaries engages or proposes to engage, on such Person’s own behalf, or in partnership with, or as an employee, officer, director, member or shareholder of any other Person, including those lines of business deemed to be competing with the Company or any of its direct or indirect subsidiaries; (ii) do business with any potential or actual customer or supplier of the Company or any of its Affiliates or its direct or indirect subsidiaries; and (iii) employ or otherwise engage any officer or employee of the Company or any of its Affiliates or direct or indirect subsidiaries. The Company hereby expressly acknowledges and agrees that neither the Company nor any of its Affiliates or any of its direct or indirect subsidiaries nor any shareholder of the Company shall have any rights in and to the business ventures of the Sponsors, their Affiliates and affiliated investment funds, or the income or profits derived therefrom. To the fullest extent permitted by law, none of the Sponsor Affiliated Persons shall be liable to the Company, any of its Affiliates or its direct or indirect subsidiaries, their respective Affiliates or their respective direct or indirect partners, members, or shareholders, for breach of any duty (fiduciary, statutory, contractual or otherwise) as a shareholder, director or officer of the Company or otherwise by reason that such Sponsor Affiliated Person is engaging in any activities or lines of business or competing with the Company or its direct or indirect subsidiaries.

(d) The Company hereby acknowledges and agrees that, to the fullest extent permitted by applicable law, (i) in the event of any conflict of interest between the Company or any of its direct or indirect subsidiaries, on the one hand, and any Sponsor Affiliated Person, on the other hand, such Sponsor Affiliated Person (including each Sponsor Director, acting in its capacity as a director and/or any Sponsor Affiliated Person serving as an officer of the Company or any of its direct or indirect subsidiaries, acting in its capacity as an officer) may act in the best interest of the Sponsor and its Affiliates and (ii) no Sponsor Affiliated Person (including any Sponsor Director acting in its capacity as a director, or any other Sponsor Affiliated Person serving as an officer of the Company or any of its direct or indirect subsidiaries acting in its capacity as an officer), shall be obligated to (A) reveal to the Company or any of its direct or indirect subsidiaries confidential information belonging to or relating to the business of the Sponsor or its Affiliates or (B) recommend or take any action in its capacity as shareholder, director or officer of the Company, as the case may be, that prefers the interest of the Company or any of its subsidiaries over the interest of the Sponsor and its Affiliates, or such Sponsor Affiliated Person, as the case may be.

(e) The Company hereby acknowledges and agrees that, to the fullest extent permitted by applicable law, the Sponsor Affiliated Persons (including each Sponsor Director, acting in its capacity as a director and/or any Sponsor Affiliated Person serving as an officer of the Company or any of its direct or indirect subsidiaries, acting in its capacity as an officer) are not restricted from using Acquired Knowledge in making investment, voting, monitoring, governance or other decisions relating to other entities or securities.

(f) For the avoidance of doubt, nothing shall prevent any portfolio company of any Sponsor from pursuing any Corporate Opportunities, and no portfolio company of any Sponsor shall have any obligation to the Company pursuant to this Section 4.3.

Section 4.4     Assignment; Benefit.

(a) All Company Shares held by 2339532 Ontario Limited will, upon the dissolution of DTZ LP, be distributed, directly or indirectly, to Ontario Teachers’ Pension Plan Board, including through one or more of its Affiliates, and in connection with such distribution, Ontario Teachers’ Pension Plan Board or any of such Affiliates holding Company Shares shall, without further action, be deemed to be a Sponsor hereunder and have all of the rights and obligations thereof as a Sponsor as if it were 2339532 Ontario Limited. Notwithstanding the foregoing, and for the avoidance of doubt, after such distribution 2339532 Ontario Limited will continue to be subject to any obligations and restrictions hereunder. All other rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto, provided that each Sponsor may assign its rights and obligations hereunder to its Affiliates holding Company Shares, without the prior written consent of the other parties hereto. Any attempted assignment of rights or obligations in violation of this Section 4.4 shall be null and void.

(b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns, and other than the Indemnitees, the Fund Indemnitors and any insurer of a Fund Indemnitor under Section 3.1(n), and the Sponsors, their Representatives and the Sponsor Affiliated Persons under Section 4.3, a person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

Section 4.5     Confidentiality.

(a) The Company, hereby agrees that it, and any direct or indirect partner, manager, member, shareholder, employee, director, officer or agent thereof, with the exception of the Sponsor Affiliated Persons (each, an “Affiliated Person”), shall keep confidential, and shall not disclose to any third Person or use for its own benefit, without prior written approval of the Sponsors, any non-public information with respect to the Sponsors or any of their respective subsidiaries or Affiliates (including any Person in which a Sponsor holds, or contemplates acquiring, an investment) (“Sponsor Confidential Information”) that is in the Company’s or such Affiliated Persons’ possession on the date hereof or disclosed after the date of this Agreement to the Company or such Affiliated Persons by or on behalf of the Sponsors or their respective subsidiaries or Affiliates, provided, that the Company and the Affiliated Persons may disclose any such Sponsor Confidential Information (i) as has become generally available to the public, was or has come into the Company’s or the Affiliated Persons’ possession on a non-confidential basis, without a breach of any confidentiality obligations by the Person disclosing such Sponsor Confidential Information, or has been independently developed by such Person, without use of the Sponsor Confidential Information, (ii) to the Company’s Affiliates, directors, officers, representatives, agents and employees and professional advisers who need to know such Sponsor Confidential Information and agree to keep it confidential on terms consistent with this Section 4.5(a), (iii) to the extent necessary in order to comply with any law, order, regulation or ruling applicable to the Company or its Affiliates, or to a regulatory agency with applicable jurisdiction, and (iv) as may be required in response to any summons or subpoena or in connection with any litigation or arbitration, it being agreed that, unless such Sponsor Confidential Information has been generally available to the public, if such Sponsor Confidential Information is being requested pursuant to a summons or subpoena or a discovery request in connection with a litigation, then (x) the Company shall give the Sponsors notice of such request and shall cooperate with the Sponsors at the Sponsors’ request so that the Sponsors may, in their discretion, seek a protective order or other appropriate remedy, if available, and (y) in the event that such protective order is not obtained (or sought by the Sponsors after notice), the Company (a) shall furnish only that portion of the Sponsor Confidential Information which, in the written opinion of counsel, is legally required to be furnished and (b) will exercise its reasonable efforts to obtain adequate assurances that confidential treatment will be accorded such Sponsor Confidential Information by its recipients.

(b) The Company grants permission to the Sponsors to use the name and logo of the Company in marketing materials used by the Sponsors and their Affiliates. The Sponsors and their Affiliates shall include a trademark attribution notice giving notice of the Company’s ownership of their trademarks in any marketing materials in which the Company’s name and logo appear.

(c) Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 4.5 shall survive termination of this Agreement (whether with respect to one or all of the Sponsors) with respect to matters arising before or after such termination, and shall remain in full force and effect until such time as such provisions are explicitly waived and revoked by each of the Sponsors. Such waiver and revocation shall be made in writing to the Company and shall take effect at the time specified therein or, if no time is specified therein, at the time of receipt thereof by the Company.

Section 4.6     Termination. If not otherwise stipulated, this Agreement shall terminate automatically (without any action by any party hereto) as to each Shareholder as of the date when such Shareholder no longer has the right to nominate any directors to the Board pursuant to Article III hereof (without prejudice to accrued rights and obligations).

Section 4.7     Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.8     Entire Agreement; Amendment.

(a) This Agreement sets forth the entire understanding and agreement between the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. This Agreement or any provision hereof may only be amended, modified or waived, in whole or in part, at any time by an instrument in writing signed by the Company (whose agreement to such amendment, modification or waiver shall not be unreasonably withheld) and the Sponsors (that remain a party to this Agreement); provided that to the extent that Other Shareholders become party hereto, the prior written consent of the holders of the Majority in Interest of the Company Shares then held by the Other Shareholders shall be required for any amendment, modification or waiver that would have a disproportionate and adverse effect in any material respect on the rights of Other Shareholders under this Agreement relative to the Sponsors.

(b) No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 4.9     Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 4.10     Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery (and such notice shall be deemed to have been duly given, made or delivered (a) on the date received, if delivered by personal hand delivery, (b) on the date received, if delivered by facsimile transmission, by electronic mail or by registered first-class mail prior to 5:00 p.m. prevailing local time on a Business Day, or if delivered after 5:00 p.m. prevailing local time on a Business Day or on other than a Business Day, on the first Business Day thereafter and (c) two (2) Business Days after being sent by air courier guaranteeing overnight delivery), at the following addresses (or at such other address as shall be specified by like notice):

If to the Company to:

Cushman & Wakefield plc

225 West Wacker Drive, Suite 3000

Chicago, Illinois 60606

Attention:         General Counsel

E-mail:             brett.soloway@cushwake.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:         Jeffrey Karpf

                         Helena Grannis

E-mail:             jkarpf@cgsh.com

                          hgrannis@cgsh.com

If to TPG to:

301 Commerce Street

Suite 3300

Fort Worth, TX 76102

Attention: Office of General Counsel

E-mail: officeofgeneralcounsel@tpg.com

with a copy to (which shall not constitute notice) to:

345 California Street

San Francisco, CA 94104

Attention: Adam Fliss

E-mail: afliss@tpg.com

If to PAG to:

c/o 32/F, AIA Central

1 Connaught Road Central

HongKong

Attention:    Jon Lewis

                    Elaine Chen

E-mail:        jlewis@pag.com

                    echen@pag.com

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

Unit 908, 9th Floor, Kerry Parkside Office

No. 1155 Fang Dian Road

Pudong New Area, Shanghai 201204

People’s Republic of China

Attention:     Niping Wu

Email:           niping.wu@fenwick.com

If to OTPP to:

Ontario Teachers’ Pension Plan Board

5650 Yonge Street

Toronto, Ontario M2M 4H5

Canada

Attention:     Raju Ruparelia

E-mail:         raju_ruparelia@otpp.com

                     law_investments@ottp.com

with a copy (which shall not constitute notice) to:

Baker McKenzie

Tower One—International Towers Sydney

Level 46—100 Barangaroo Avenue

Sydney NSW 2000

Australia

Attention:     Michael Kunstler

                     Lewis Apostolou

E-mail:         michael.kunstler@bakermckenzie.com

                     lewis.apostolou@bakermckenzie.com

Section 4.11     Governing Law. This Agreement, and any disputes arising out of or in connection therewith, shall be governed by and construed in accordance with English law, without reference to its principles of conflicts of law.

Section 4.12     Dispute Resolution.

(a) Any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement (including its existence, validity, interpretation, breach, termination or enforcement as well as all matters relating to its negotiation, including pre-contractual liability) (each a “Dispute”) shall be referred to and finally settled by arbitration administered by the

International Court of Arbitration of the International Chamber of Commerce (“ICC Court”) in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) then in effect, except as they may be modified in this Agreement or by agreement of the parties.

(b) The arbitration shall be conducted by three arbitrators. To the extent the Dispute involves two parties to this Agreement, each party subject to the Dispute shall nominate an arbitrator within thirty (30) days after delivery of the request for arbitration and the two arbitrators so appointed shall nominate the third arbitrator, who shall be the president of the arbitral tribunal, within thirty (30) days of their appointment. Any arbitrator not nominated within the applicable time limits shall be appointed by the ICC Court.

(c) The seat of arbitration shall be New York, New York, and the language of the arbitration shall be English.

(d) By agreeing to arbitration, the parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including a preliminary injunction or attachment in aid of the arbitration, or order any interim or conservatory measure. A request for such provisional remedy or interim or conservatory measure by a party to a court shall not be deemed a waiver of this agreement to arbitrate. The parties hereby consent to the non-exclusive jurisdiction of the courts of England with respect to applications for provisional remedies or interim or conservatory measures.

(e) The award rendered by the arbitral tribunal, which shall cover which party shall bear the costs of the arbitration, shall be final and binding on the parties. Judgment on the award may be entered in any court of competent jurisdiction.

(f) The validity, construction and interpretation of this arbitration clause shall be governed by English law.

(g) The parties shall maintain strict confidentiality with respect to all aspects of the arbitration and shall not disclose the fact, conduct or outcome of the arbitration to any nonparties or non-participants, except to the extent required by law, court order or to the extent necessary to recognize, confirm or enforce the final award in the arbitration, enforce provisions of this arbitration clause, or seek provision remedies from a court of competent jurisdiction, without the prior written consent of all parties to the arbitration.

(h) The parties agree to opt out of the ICC Rules’ Expedited Procedure provisions.

(i) The parties agree that any arbitral tribunal appointed hereunder may exercise jurisdiction with respect to both this Agreement and the Coordination Agreement. The parties consent to the consolidation of arbitrations commenced hereunder and/or under the Coordination Agreement as follows. If two or more arbitrations are commenced hereunder and/or under the Coordination Agreement, any party named as claimant or respondent in any of these arbitrations may petition any arbitral tribunal appointed in these arbitrations for an order that the several arbitrations be consolidated in a single arbitration before that arbitral tribunal (a “Consolidation Order”). In deciding whether to make such a Consolidation Order, that arbitral tribunal shall consider whether the several arbitrations raise common issues of law or fact and whether to consolidate the several arbitrations would serve the interests of justice and efficiency. If before a Consolidation Order is made by an arbitral tribunal with respect to another arbitration, arbitrators have already been appointed in that other arbitration, their appointment terminates upon the making of such Consolidation Order and they are deemed to be functus officio. In the event of two or more conflicting Consolidation Orders, the Consolidation Order that was made first in time shall prevail.

Section 4.13     Specific Performance. It is hereby agreed and acknowledged that it may not be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party may be irreparably damaged and may not have an adequate remedy at law. Any such party shall therefore be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 4.14     Acquisition of Shares.

(a) Any Company Shares acquired subsequent to the date hereof by a Shareholder shall be subject to the terms and conditions of this Agreement. For the avoidance of doubt, a Shareholder who acquires Company Shares subsequent to the date hereof shall not reacquire any rights previously lost under this Agreement as a result of a decrease in the amount of Company Shares beneficially owned by such Shareholder.

(b) Nothing in this Agreement shall in any way restrict or prohibit any activities of OTPP or its Affiliates, or require OTPP or its Affiliates to take (or not take) any action (including voting or not voting Company Shares), with respect to Company Shares:

(1) where such Company Shares are held in an index fund (or other similar investment) which invests in a broad basket of securities;

(2) where such Company Shares are acquired on behalf of OTPP or an Affiliate of OTPP by third-party investment managers with discretionary authority, or made by investment funds or other pooled investment vehicles in which OTPP or its Affiliates have invested as a passive investor with no power to direct the investments of such passive investments, and such investments are managed by third parties; or

(3) where the decision to acquire or dispose of any interest in such Company Shares on behalf of OTPP or an Affiliate of OTPP is undertaken by a portfolio company of OTPP or an Affiliate of OTTP that, in the ordinary course of business, provides market-maker, broker, trustee or nominee services, and where such decision is made in connection with the provision of such services.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

CUSHMAN & WAKEFIELD PLC

By:	/s/ Brett White
Name: Brett White
Title: Director, Executive Chairman and Chief Executive Officer

[Signature Page to Shareholders Agreement]

Signed for and on behalf of TPG Drone Investment, L.P.

By: TPG Asia Advisors VI, Inc., its general partner

/s/ Michael LaGatta Name: Michael LaGatta
Title: Vice President

Signed for and on behalf of TPG Drone Co-Invest, L.P.

By:

/s/ Michael LaGatta Name: Michael LaGatta
Title: Vice President

[Signature Page to Shareholders Agreement]

Signed for and on behalf of PAGAC Drone Holding I LP

By: PAGAC Drone Holding GP I Limited, its general partner

/s/ Timothy Zee Name: Timothy Zee
Title: Authorized Signatory

[Signature Page to Shareholders Agreement]

Signed for and on behalf of 2339532 Ontario Ltd.

/s/ Rajeev Ruparelia
Name: Rajeev Ruparelia
Title: Authorized Signatory

Signed for and on behalf of Ontario Teachers’ Pension Plan Board

/s/ Rajeev Ruparelia
Name: Rajeev Ruparelia
Title: Authorized Signatory

[Signature Page to Shareholders Agreement]

Signed for and on behalf of DTZ Investment Holdings LP

By: DTZ Investment Holdings GenPar LLP, its general partner

/s/ Anand Tejani
Name: Anand Tejani
Title: Authorized Signatory

[Signature Page to Shareholders Agreement]